UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2014

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21001 Van Born Road, Taylor, Michigan		48180
(Address of Principal Executive Offices)		(Zip Code)

(313) 274-7400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following supplements the disclosure set forth in Masco Corporation’s (the “Company’s”) Form 8-K dated January 6, 2014 and filed with the Securities and Exchange Commission on January 8, 2014.

As previously disclosed, effective February 14, 2014, Keith J. Allman will become President and Chief Executive Officer of the Company. He will receive an annual base salary of $900,000 (“Base Salary”). Mr. Allman will be eligible to participate in the Company’s annual performance-based restricted stock and cash bonus opportunities, under which he can earn up to 300% of his Base Salary as a restricted stock award and up to 300% of his Base Salary as a cash bonus award. He will also be eligible to participate in the Company’s Long Term Cash Incentive Program, pursuant to which he can earn annual cash awards of up to 300% of his Base Salary based on the Company’s attainment of specified goals over three-year performance periods. Additional information regarding these performance-based programs is set forth in our Proxy Statement dated April 2, 2013 (the “2013 Proxy Statement”).

Along with our other executives, Mr. Allman will also be eligible to receive an annual grant of stock options, as described in our 2013 Proxy Statement. The Board has approved a stock option grant to Mr. Allman of 135,000 shares of Company common stock, with an exercise price equal to the closing price of Company common stock on February 12, 2014, the effective grant date. These stock options will vest in equal annual installments of 20% over a period of five years and expire ten years from the effective grant date.

Mr. Allman will receive a relocation package that will reimburse him for certain relocation costs and expenses. The Company will also engage a third party relocation company to purchase Mr. Allman’s existing residence at an appraised fair market value. Our Board has requested that Mr. Allman use our aircraft for both business and personal travel, with personal travel subject to prior approval by our Chairman of the Board. Mr. Allman will also be eligible for other benefits available to our executives, as further described in our 2013 Proxy Statement.

Mr. Allman will receive no additional compensation for his service as a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/s/ John G. Sznewajs
Name:	John G. Sznewajs
Title:	Vice President, Treasurer and Chief Financial Officer

February 7, 2014

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